Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

The following summary description of the capital stock of Sanderson Farms, Inc. is not meant to be a complete description of each security. The description is qualified by reference to our articles of incorporation (including our certificate of designations) and by-laws. Some of the matters discussed below may have anti-takeover effects, such as:

•the Mississippi Shareholder Protection Act,

•the authority of our board of directors to issue preferred stock, and

•the provisions of our articles of incorporation and by-laws relating to:

•supermajority voting requirements,

•advance notification of nominations for director and stockholder proposals,

•the classification of our board, and

•special meetings of stockholders.

These provisions may discourage or prevent other persons from offering to acquire us, even on terms that might be favorable to our stockholders.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock, par value $100 per share.

Common Stock

The holders of outstanding shares of our common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to stockholders. There are no cumulative voting rights. Each holder of common stock is entitled to share in dividends declared by our board of directors in proportion to the number of shares the stockholder owns, subject to any preferred dividend rights of future holders of our preferred stock. Dividends on the common stock are non-cumulative.

If our company is voluntarily or involuntarily liquidated or dissolved, the holders of all shares of our common stock will share equally in assets available for distribution to holders of common stock, but only after all of our prior obligations are paid, including liquidation preferences granted to any future holders of preferred stock. Shares of our common stock are fully paid and non-assessable once they are issued and paid for.

Exhibit 4.1
The holders of our common stock have no preemptive, redemption or conversion rights, nor do they have any preferential right to purchase or subscribe for any unauthorized but unissued capital stock or any securities convertible into our common stock.

Preferred Stock

Our articles of incorporation authorize our board of directors, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock and to fix the preferences, limitations and relative rights of the preferred stock. The board may determine whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, the amount payable to preferred stockholders in the event of voluntary or involuntary liquidation of our company, sinking fund provisions for the redemption or purchase of shares, and any terms and conditions on which shares may be converted. We currently have no preferred stock outstanding.

The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third party bids for our common stock or may otherwise adversely affect the market price of the common stock.

Our board of directors is permitted to issue series of preferred stock with features that would deter a hostile takeover of our company. This could adversely affect the holders of our common stock. Our articles of incorporation attempt to preserve this potential deterrent effect by providing that any amendment reducing the number of authorized shares of common stock or preferred stock, or modifying the terms or conditions fixed by the board of directors with respect to any series of preferred stock, would require the favorable vote of at least 75% of the total common stock outstanding. However, this special voting requirement would not apply when:

•at least two-thirds of the board recommends the amendment, and

•no person or entity, other than certain members of the Sanderson family, together with persons related to that person or entity, beneficially owns more than:

•20% of the outstanding shares of common stock, or

•20% or more of the total voting power entitled to vote on the amendment.

Certain Charter, By-Law and Statutory Provisions

Classified Board of Directors. Our articles of incorporation divide the members of our board of directors into three classes, which are designated Class A, Class B and Class C. The members of each class serve for a three-year term. The terms are staggered, so that each year the term of only one of the classes expires. Staggering directors’ terms makes it more difficult for a potential acquirer to seize control of a target company through a proxy contest, even if the

Exhibit 4.1
acquirer controls a majority of our stock, because only one-third of the directors stand for election in any one year.

Limitation of Liability and Indemnification of Directors and Officers. Our articles of incorporation provide that our directors and officers will not be liable to us or our stockholders for money damages for any action, or any failure to take any action, except for:

•the amount of a financial benefit received by a director to which he is not entitled,

•an intentional infliction of harm on us or our stockholders,

•liability for unlawful distributions of our assets or unlawful redemptions or repurchases of our stock, or

•an intentional violation of criminal law.

The by-laws provide that we must indemnify our directors and officers for actions against them as our directors and officers to the fullest extent permitted by law, except for actions we bring against them directly.

Special Meetings of Stockholders. Our chairman, any vice chairman, the president or the board of directors must call a special meeting whenever one is requested or demanded by a stockholder holding 10% or more of all the shares entitled to vote on any issue that the stockholder proposes for consideration at the special meeting. The articles of incorporation authorize the board to increase this percentage in its discretion.

Stockholder Voting Requirements. Our by-laws provide that in general, action on a matter (other than the election of directors) by the stockholders is approved if more votes are cast in favor of the action than votes cast against the action at a meeting at which a quorum is present. Our stockholders may act by a written consent instead of a meeting of stockholders, but only if the written consent is signed by all of our stockholders having voting power on the proposed action. The effect of this is to eliminate stockholder action by written consent, because it would be impractical to obtain the consent of every stockholder. Directors are elected at the annual meeting of stockholders at which their terms expire or at any special meeting of stockholders called for the purpose of electing directors if they receive the affirmative vote of a majority of the shares entitled to vote and represented at the meeting, if a quorum is present.

Our articles of incorporation require the affirmative vote of two-thirds of the outstanding shares of our common stock in order to:

•amend certain provisions of the articles of incorporation (unless, in some circumstances, the amendment has been recommended by two-thirds of the board);

•approve a merger, share exchange, consolidation, sale of all or substantially all of our assets or a similar transaction; and

•remove a director.

Exhibit 4.1
Advance Notice Requirements for Director Nominations and Stockholder Proposals. Our by-laws provide that our stockholders may nominate candidates for election as directors and may propose matters to be voted on at annual or special meetings of stockholders. The stockholder making a nomination or proposal must deliver a timely notice to us and comply with specified notice procedures contained in our by-laws. Generally, the by-laws require that stockholders give notice of nominations or proposals not earlier than 120 days or later than 90 days before the anniversary of the last annual meeting (or in the case of a special meeting, not earlier than 120 days or later than 90 days before the date of the special meeting).

Amendment of Bylaws. Our board of directors may amend or repeal the by-laws or adopt new by-laws by a majority vote. If any person, other than members of the Sanderson family, owns 20% or more of the outstanding stock or 20% or more of the total voting power entitled to vote on the matter, then changes to the by-laws concerning the following matters require the vote of 2/3 of the directors then in office:

•classes of directors;

•the filling of director vacancies;

•super majority voting requirements;

•cumulative voting; and

•classes of stock including preferences, limitations and relative rights.

Stockholders may amend or repeal by-laws or adopt new by-laws by a majority vote.

Mississippi Shareholder Protection Act. We amended our articles of incorporation to incorporate substantially all of the provisions of the Mississippi Shareholder Protection Act as it existed on April 21, 1989. Under the articles of incorporation, we may not enter into any business combination with a 20% stockholder other than certain members of the Sanderson family unless:

•holders of two-thirds of the shares not owned by the 20% stockholder approve the combination;

•two-thirds of the directors who would continue in office after the transaction approve the combination; or

•the aggregate amount of the offer meets certain fair price criteria.

The articles of incorporation provide that only in very limited circumstances will amendments to these provisions apply to business combinations with stockholders who were 20% stockholders at the time the amendments were adopted or approved.
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